Filed Pursuant to Rule 433
Registration No. 333-148023
FINAL TERM SHEET

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	3.75% Notes due September 30, 2015

Expected Ratings:	Baa1 / A- (Stable/Negative)

Format:	SEC Registered — Registration Statement No. 333-148023

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	September 28, 2009

Trade Date:	September 23, 2009

Maturity Date:	September 30, 2015

Interest Payment Dates:	March 30 and September 30 of each year

First Payment Date:	March 30, 2010

Benchmark Treasury:	2.375% due August 31, 2014

Benchmark Treasury Price:	99–20+

Benchmark Treasury Yield:	2.453%

Spread to Benchmark Treasury:	T + 140 basis points

Reoffer Yield:	3.853%

Coupon:	3.75% payable semi-annually

Price to Public:	99.452%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 25 basis points

CUSIP Number / ISIN Number:	73755LAG2 / US73755LAG23

Joint Book-Running Managers:	Banc of America Securities LLC
HSBC Securities (USA) Inc.
RBC Capital Markets Corporation

Co-Managers:	Scotia Capital (USA) Inc.
BMO Capital Markets Corp.
CIBC World Markets Corp.
Rabo Securities USA, Inc.
TD Securities (USA) LLC
UBS Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
Comerica Securities, Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	4.875% Notes due March 30, 2020

Expected Ratings:	Baa1 / A- (Stable/Negative)

Format:	SEC Registered — Registration Statement No. 333-148023

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	September 28, 2009

Trade Date:	September 23, 2009

Maturity Date:	March 30, 2020

Interest Payment Dates:	March 30 and September 30 of each year

First Payment Date:	March 30, 2010

Benchmark Treasury:	3.625% due August 15, 2019

Benchmark Treasury Price:	101–05

Benchmark Treasury Yield:	3.485%

Spread to Benchmark Treasury:	T + 150 basis points

Reoffer Yield:	4.985%

Coupon:	4.875% payable semi-annually

Price to Public:	99.109%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 25 basis points

CUSIP Number / ISIN Number:	73755LAH0 / US73755LAH06

Joint Book-Running Managers:	Banc of America Securities LLC
HSBC Securities (USA) Inc.
RBC Capital Markets Corporation

Co-Managers:	Scotia Capital (USA) Inc.
BMO Capital Markets Corp.
CIBC World Markets Corp.
Rabo Securities USA, Inc.
TD Securities (USA) LLC
UBS Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
Comerica Securities, Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated December 12, 2007, as supplemented by a preliminary prospectus supplement, dated September 23, 2009, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or RBC Capital Markets Corporation toll-free at 1-866-375-6829.
Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.